Exhibit 99.1

Contact:
NEWS RELEASE	Investors:	Kerry K. Calaiaro
+1 212 837-0880
Email: kerry.calaiaro@willis.com

	Media:	Dan Prince
+1 212 837-0806
Email: daniel.prince@willis.com

Willis Group Holdings Limited Announces Accelerated
Share Repurchase of $400 Million of Common Shares

New York, NY, March 29, 2007 - Willis Group Holdings Limited (NYSE: WSH), the global insurance broker, announced today that it has entered into an agreement to purchase approximately 10.2 million shares of its common stock from J.P. Morgan Securities Inc. using an accelerated stock repurchase program for an initial purchase price of $400 million. This repurchase is part of Willis’ previously announced stock repurchase program.

Commenting on the announcement, Joe Plumeri, Chairman and Chief Executive Officer of Willis Group said, “We are more confident than ever about the future of Willis. This share buy back is a demonstration of our passion for the Company as well as an opportunity for us to aggressively return value to our loyal shareholders.”

Under the terms of the arrangement, the repurchased shares are subject to a price adjustment based on the volume weighted average market price of Willis’ common shares during the term of the program. The Company expects the program to be completed by the end of 2007. All of the shares repurchased under the agreement will be retired.

After this transaction, the Company will have $339 million of authorized share repurchases remaining under its existing buyback authorization.

Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. Including our Associates, we have over 300 offices in some 100 countries, with a global team of approximately 16,000 employees serving clients in some 190 countries. Additional information on Willis may be found on its web site www.willis.com.

This press release may contain certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, depending on a variety of factors such as general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, changes in premium rates, the competitive environment and the actual cost of resolution of contingent liabilities. Further information concerning the Company and its business, including factors that potentially could materially affect the Company’s financial results are contained in the Company’s filings with the Securities and Exchange Commission.